As filed with the Securities and Exchange Commission on August 24, 2007
Registration Number 333-138729

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM SB-2
ON
FORM S-3
REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

LEV PHARMACEUTICALS, INC.
(Name of Small Business Issuer in its Charter)

Delaware	88-0211496
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

675 Third Avenue, Suite 2200
New York, New York 10017
(212) 682-3096
(Address and telephone number of principal executive offices)

Joshua D. Schein, Ph.D.
Chief Executive Officer
Lev Pharmaceuticals, Inc.
675 Third Avenue, Suite 2200
New York, New York 10017
(212) 682-3096
(Name, address and telephone number of agent for service)

Copies to:
Victor J. DiGioia, Esq.
Michael A. Goldstein, Esq.
Becker & Poliakoff, LLP
45 Broadway
New York, New York 10006
(212) 599-3322

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

In connection with the filing of the registration statement on Form SB-2 (No. 333-138729), the company paid an aggregate filing fee in the amount of $4,661 with respect to an aggregate of 44,397,057 shares of common stock upon the initial filing in November 2006.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

Explanatory Note

On November 15, 2006, Lev Pharmaceuticals, Inc. filed a registration statement on Form SB-2 (No. 333-138729) to register shares of its common stock, as well as shares of common stock underlying warrants, held by certain stockholders. The registration statement was declared effective on December 11, 2006. This post-effective amendment to Form SB-2 on Form S-3 serves as a further post-effective amendment to such registration statement. The purpose of this post-effective amendment is to update the financial statements and other information, and to eliminate or modify information regarding those selling stockholders listed in the initial registration statement who have sold or otherwise ceased beneficial ownership of their shares pursuant to the registration statement.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated August 24, 2007

LEV PHARMACEUTICALS, INC.

44,190,558 Shares of Common Stock

This prospectus relates to the sale of up to 44,190,558 shares of our common stock which may be offered by the selling stockholders identified in this prospectus. The shares offered in this prospectus include:

•	32,276,193 shares of common stock issued to investors in our October 2006 private placement

•	9,692,308 shares of common stock issuable upon exercise of warrants issued to investors in our October 2006 private placement

•	1,897,057 shares of common stock issuable upon exercise of warrants issued to the placement agent and another registered broker-dealer in connection with our October 2006 private placement

•	325,000 shares of common stock issuable upon exercise of warrants owned by certain selling stockholders identified in this prospectus.

We will not receive any proceeds from the resale of shares of our common stock. However, we may receive proceeds from the exercise of the warrants referred to above, unless the warrants are exercised under a “cashless exercise” right.

Our common stock currently trades on the Over the Counter Bulletin Board (“OTC Bulletin Board”) under the symbol “LEVP.OB.” On August 20, 2007, the last reported sale price for our common stock on the OTC Bulletin Board was $1.62 per share.

The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus to read about factors you should consider before buying shares of our common stock.

The selling stockholders are offering these shares of common stock. The selling stockholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ________, 2007

TABLE OF CONTENTS

Page

About this Prospectus	3
Prospectus Summary	5
Forward Looking Statements	4
Risk Factors	8
Use of Proceeds	25
Selling Stockholders	25
Plan of Distribution	28
Legal Matters	30
Experts	30
Incorporation of Certain Information by Reference	30
Where You Can Find More Information	31

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 under the Securities Act of 1933 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration, or continuous offering, process. Under this shelf registration process, the selling stockholders may, from time to time, sell or otherwise dispose of, from time to time and at any time, up to the aggregate number of shares covered by the prospectus included in this registration statement. Each time a selling stockholder sells or otherwise disposes of securities, the selling stockholder may be required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling stockholder and the terms of the common stock being offered. A prospectus supplement may include additional risk factors or other considerations applicable to the common stock. Any prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in the section of this prospectus entitled “Where You Can Find More Information.”

Moreover, this prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. You may refer to the registration statement and the exhibits thereto for more information about us. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference. You may only rely on the information contained in this prospectus or that we have referred you to. Neither we nor the selling stockholders have authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time after its date.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended that involve risks and uncertainties. We are including the following cautionary statement in this prospectus to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by us or on our behalf. We and our representatives may from time to time make written or oral statements that are “forward-looking,” including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. Forward looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “may,” “should,” “could, ” “potential,” “predict,” “will,” and “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Certain statements contained herein are forward-looking statements and accordingly involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in good faith forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result or be achieved or accomplished. Accordingly, these statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Thus, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. Any forward-looking statement contained in this document speaks only as of the date on which the statement is made. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which the statement is made or to reflect the occurrence of unanticipated events.

In addition to other factors and matters discussed elsewhere herein, the following are important factors that in our view, could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the carrying-out of our research and development program for our product candidates, including demonstrating their safety and efficacy at each stage of testing;

•	the timely obtaining of and thereafter maintaining regulatory approvals and patents;

•	the commercialization of our product candidates, at reasonable costs;

•	the ability to compete against products intended for similar use by recognized and well capitalized pharmaceutical companies;

•	our ability to raise capital when needed, and without adverse and highly dilutive consequences to stockholders;

•	our ability to protect intellectual property;

•	our ability to retain management and obtain additional employees as required; and

•	our ability to adapt to economic, political and regulatory conditions affecting the healthcare industry.

We are also subject to numerous risks relating to our product candidates, manufacturing, regulatory, financial resources, competition and personnel as set forth in the section “Risk Factors” beginning on page 8 of this prospectus.

PROSPECTUS SUMMARY

This summary contains basic information about us and this prospectus and the information incorporated by reference in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus and the other documents which are incorporated by reference in this prospectus carefully, including the section titled “Risk Factors” and our financial statements and the notes thereto, before making an investment in our securities.

Our Company

We are a development stage biopharmaceutical company focused on developing and commercializing therapeutic products for the treatment of inflammatory diseases. Our product candidates are based on C1-esterase inhibitor, or C1-INH, a human plasma protein that modulates inflammation and coagulation and is potentially applicable as a treatment for a range of medical indications. Our lead program is the development and commercialization of C1-INH for the treatment of hereditary angioedema, or HAE. Upon obtaining marketing approval from the FDA, we intend to market this product candidate under the name Cinryze™. HAE is a rare genetic disorder characterized by episodic attacks of edema, or swelling in the extremities, face, abdomen, and most seriously, the airway passages where swelling of the larynx can cause death by suffocation. HAE is caused by a deficiency of C1-INH, and we believe there are 10,000 or more people with this disorder in the United States. There are currently no approved treatments for acute attacks of HAE available in the United States. Rather, current acute therapies primarily focus upon treating the symptoms of an acute attack.

We initiated a Phase III clinical trial of C1-INH for the acute treatment of HAE in March 2005 and in November 2005 we initiated a Phase III clinical trial of C1-INH for the prophylactic treatment of HAE. The trials have been conducted as multi-center, placebo-controlled, double-blind studies designed to examine the use of C1-INH in both treating acute attacks of HAE and in preventing the onset of such attacks.

On March 14, 2007, we announced positive results from our Phase III clinical trial for the acute treatment of HAE. In the acute trial, the protocol-defined primary endpoint was reached, showing a clinically and statistically significant reduction in the time to sustained relief of acute HAE symptoms. The primary endpoint was met using the protocol-defined intent to treat analysis, with a median time to sustained symptom relief of 2.0 hours for patients receiving C1-INH compared to greater than 4.0 hours, the maximum evaluation period, for patients receiving placebo. In addition, 21 laryngeal attacks were treated in the study on an open label basis. All of the laryngeal attacks were successfully treated with C1-INH. Based on the positive results of this trial, we submitted a biologics license application, or BLA, to the United States Food and Drug Administration, or FDA, on July 31, 2007. If approved, we intend to commercialize C1-INH ourselves through a specialty sales force in the United States. On May 31, 2007, we announced that we completed patient treatment in our Phase III clinical trial examining the effectiveness of C1- INH in preventing inflammatory attacks in more severely affected HAE patients. The final results of the prophylactic study are expected to be available in the second half of 2007 after the data have been collected, verified and analyzed. The results from the prophylactic portion of the study, when available and if supportive, are expected to be used to expand the label indication in our BLA.

In July 2004, we received orphan drug designation from the FDA, for C1-INH, which, upon product licensure from the FDA, could provide us with a seven-year exclusive right to market C1-INH as a treatment for HAE in the United States. This designation is for both acute and prophylactic treatment. In October 2005, we received fast track designation status by the FDA for both acute and prophylactic treatment of HAE. Fast track designation facilitates the development and expedites the review of drugs and biologics intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs.

Our second development program is focused on the use of C1-INH in treating cardiovascular diseases, including acute myocardial infarction, or AMI, commonly known as heart attack. Despite a widespread appreciation for the role of inflammation in AMI in both the scientific and medical communities, no presently available treatments directly target the mechanisms of inflammation. Based on preliminary animal and clinical data presented by others, we believe that C1-INH may be useful as a treatment for AMI or other cardiovascular diseases. We intend to initiate a research program in the fourth quarter of 2007 for the development of a genetically engineered or recombinant version of C1-INH as part of a broader program examining the potential of C1-INH in treating cardiovascular disease.

The process of inflammation underlies a number of other serious diseases, including gram-negative septicemia and inflammatory bowel disease, and is also understood to play a role in other disorders previously thought to be unrelated to inflammation, including Alzheimer’s disease and stroke. As a potent mediator of inflammation and coagulation, C1-INH has been examined as a potential treatment for some of these diseases in animal studies, and, in a limited number of disorders, in clinical studies as well. Based on these studies, and on the role C1-INH is known to play in inhibiting key inflammatory pathways, we intend to develop C1-INH for certain other diseases and disorders. We believe that the extensive patient experience with C1-INH in treating HAE in Europe will facilitate its introduction into other clinical indications.

We have certain rights to C1-INH technology through an agreement with Sanquin Blood Supply Foundation, or Sanquin, an Amsterdam-based not-for-profit organization that provides blood and plasma products and related services, carries out research and provides education, primarily in the Netherlands. As part of our agreement with Sanquin, we have exclusive commercialization rights to C1-INH in the United States, Canada and a limited number of other countries. We are not required to pay Sanquin a royalty on sales of C1-INH to treat HAE. Upon commercial launch of our product candidate for the treatment of HAE and thereafter during the term of our agreement, Sanquin will supply us with our commercial requirements for C1-INH for the treatment of HAE in each country where we have received regulatory approval, subject to minimum annual purchase requirements in Euros equal to approximately $10 million per year. During fiscal 2007, we entered into purchase agreements with suppliers of source plasma in order to obtain an additional supply of source plasma for our product candidates. The plasma will be utilized for the production of product or materials by Sanquin under our distribution and manufacturing services agreement. See the discussion under the caption “We rely on third parties to supply and manufacture our product candidates, without any direct control over the timing for the supply, production and delivery of our product candidates, thereby possibly adversely affecting any future revenue” in the “Risk Factors - Risks related to our business” section of this prospectus for additional information about these arrangements.

Strategy

Our goal is to develop and commercialize a portfolio of C1-INH products that offer improved efficacy and safety characteristics over existing treatments. The key elements of our strategy are to:

•	complete the development and obtain regulatory approval of C1-INH for the treatment of HAE in the United States;

•	independently commercialize C1-INH for the treatment of HAE in the United States;

•	selectively develop C1-INH for additional therapeutic indications, including various cardiovascular indications; and

•	selectively in-license other product candidates.

Risks Associated with Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this Prospectus Summary. We have a limited operating history and have not yet commercialized any products. We have incurred substantial operating losses in each year since inception and we expect to incur substantial losses for the next several years. Our net loss was $11,767,489 for the year ended December 31, 2006 and $12,371,199 for the six months ended June 30, 2007. As of June 30, 2007, we had a deficit accumulated during the development stage of $35,559,538. We expect to incur significant and increasing net losses for at least the next several years. It is uncertain whether any of our product candidates under development will receive regulatory approval or become effective treatments. None of our product candidates has received regulatory approval for commercialization and we may never receive regulatory approval. We may never receive any product sales revenues or achieve profitability.

October 2006 Private Placement

In October 2006, we closed on the sale of an aggregate of 32,307,693 shares of our common stock and warrants to purchase up to an aggregate of 9,692,308 shares of common stock for aggregate proceeds of $21,000,000 to certain institutional and accredited investors. The registration statement of which this prospectus forms a part covers the resale of the shares of common issued (and issuable upon exercise of warrants) in this private placement. The warrants are exercisable at any time until five years from the initial closing date at price of $0.84 per share. We have been using the net proceeds of approximately $19.6 million for continued funding of our clinical trials, additional research and development efforts, and general working capital purposes. One of the investors in this transaction was Emigrant Capital Corporation and certain persons affiliated with Emigrant. Immediately prior to the transaction, Emigrant beneficially owned approximately 10,076,116 shares of our common stock. In the transaction, Emigrant purchased 4,769,231 shares of our common stock and 1,430,769 warrants, resulting in an aggregate beneficial ownership of approximately 13.7% of our common stock. These securities were sold under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D, promulgated thereunder, on a private placement basis, to institutional and accredited investors. We paid approximately $1.4 million in total commissions and expenses to broker-dealers engaged to assist it in the financing and also issued warrants to purchase up to 1,897,057 shares of common stock as additional compensation to the broker-dealers, which warrants were issued on substantially similar terms as the investor Warrants.

2007 Financing

On August 17, 2007, we completed a “registered direct” offering of 23,333,333 shares of common stock and warrants to purchase up to 4,666,667 additional shares of common stock to select institutional investors resulting in gross proceeds of $35 million. The warrants may be exercised for a period of five years at an exercise price of $1.86 per share. The shares and warrants were sold in units, each unit consisting of one share of common stock and a warrant to purchase 0.2 shares of common stock, for a purchase price of $1.50 per unit. We estimate that our net proceeds from this offering will be approximately $32.4 million, after deducting the placement agents’ fees and estimated offering expenses.

Background

On November 5, 2004, Fun City Popcorn, Inc. a non-operating public company incorporated in Nevada, Lev Acquisition Corp., its wholly-owed subsidiary, and Lev Development Corp., previously known as Lev Pharmaceuticals, Inc., entered into an Agreement and Plan of Merger. On December 29, 2004, the merger closed and pursuant to the Agreement, Lev Acquisition Corp. merged into Lev Development Corp. and the combined entity became a wholly-owned subsidiary of Fun City Popcorn. As a result of this transaction, Fun City issued 5,029,795 shares of common stock and 4,789,433 shares of Series A convertible preferred stock to holders of outstanding common stock of Lev Development Corp. Thereafter, the board of directors and stockholders of Fun City approved a merger of Fun City into a newly formed, wholly-owned subsidiary incorporated in Delaware. This merger was undertaken to, among other things, permit the conversion of the Series A preferred stock, reincorporate Fun City in the State of Delaware and to change the name of the company. On February 17, 2005, this latter transaction closed and the issued and outstanding Series A Preferred Stock of Fun City was converted into an aggregate of 66,767,994 shares of common stock. In this transaction, Fun City changed its name to Lev Pharmaceuticals, Inc. As a result of these mergers, the stockholders of Lev Development Corp. acquired approximately 94% of our outstanding common stock.

General

Our principal executive office is located at 675 Third Avenue, Suite 2200, New York, New York 10017 and our telephone number is (212) 682-3096. Our website is www.levpharma.com. Information contained in our website shall not be deemed to constitute a part of this prospectus.

THIS OFFERING

Shares offered by Selling Stockholders	44,190,558 shares of common stock, including 11,914,365 shares of common stock issuable upon the exercise of warrants.

Common Stock outstanding before the Offering(1)	137,750,203

Common Stock to be outstanding after the Offering(2)	149,664,568

Use of Proceeds
We will not receive any proceeds from the sale of the common stock. However, we will receive proceeds from the exercise of the warrants, unless the warrants are exercised under a “cashless exercise” right. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 8.

OTC Bulletin Board Trading Symbol	LEVP.OB

(1)
As of August 21, 2007. Does not include 29,474,071shares issuable upon exercise of various warrants and options to purchase common stock as of such date. Excludes 295,000 options approved by our board, the issuance of which is subject to shareholder approval.

(2)	Assumes the issuance of all shares offered hereby that are issuable upon exercise of certain warrants.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider the following risk factors, as well as other information contained or incorporated by reference in this prospectus, including those risks discussed in our Annual Report on Form 10-KSB for the year ended December 31, 2006, before deciding to purchase any shares of our common stock. The risks and uncertainties described below and incorporated by reference herein are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may become important factors that affect us. If any of these risks occur, our business could suffer, the market price of our common stock could decline and you could lose all or part of your investment in our common stock.

Risks related to our business

We currently are devoting substantially all of our efforts on the development of product candidates based on C1-INH. If we are unable to successfully develop and commercialize these product candidates, or experience significant delays in doing so, our business, financial condition and results of operations will be materially harmed.

We are investing substantially all of our time and resources to the development of C1-INH for the treatment of inflammatory diseases. Our ability to generate product revenues, if ever, depends on the successful development and eventual commercialization of our product candidates. The success of our product candidates will depend on several factors, including the following:

•	successful completion of preclinical and clinical trials;

•	receipt of marketing approvals from the FDA and similar regulatory authorities outside the United States;

•	establishing commercial manufacturing arrangements with third-party manufacturers;

•	launching commercial sales of our product candidates, whether alone or in collaboration with others;

•	acceptance of the product by patients, the medical community and third-party payors;

•	competition from other therapies; and

•	a continued acceptable safety profile of our C1-INH-based products following approval.

Given our limited focus on C1-INH product candidates, if these product candidates do not prove successful in clinical trials, and are not approved or are not commercialized because we have insufficient resources for continued development for any other reason, we may be required to suspend or discontinue our operations and our business could be materially harmed.

We are a development stage company and currently have no source of revenue and may never become profitable.

We are a development stage biopharmaceutical company with a limited operating history. Currently, we have no products approved for commercial sale and, to date, we have not generated any revenue. Our ability to generate revenue depends on: first, obtaining FDA marketing approval for any of our products and, second, successfully commercializing and bringing to market these products. In particular, if we do not successfully develop and commercialize C1-INH for the treatment of HAE, we will be unable to generate any revenue for many years, if at all and, even if successful in obtaining FDA marketing approval for C1-INH for the treatment of HAE, it may be up to a year or more before we can expect to begin to generate revenue. If we are unable to generate revenue, we will not become profitable, and we may be unable to continue our operations.

We have incurred significant losses since inception and anticipate that we will incur continued losses for the foreseeable future.

As of June 30, 2007, we had a deficit accumulated during our development stage of $35,559,538. We have from our inception incurred and will continue to incur significant and increasing operating losses for the next several years as we prepare the BLA based on the Phase III trial results of C1-INH for the acute treatment of HAE and the prophylactic treatment of HAE if the trial data is supportive, continue the open-label studies of C1-INH and advance C1-INH for the treatment of selected cardiovascular diseases into clinical development. For the years ended December 31, 2005 and 2006, we had net losses of $6,308,356 and $11,767,489, respectively, and for the six months ended June 30, 2007, we had a net loss of $12,371,199. In addition, if we receive regulatory approval of any of our product candidates, we expect to incur significant sales and marketing expenses in the future. Because of the numerous risks and uncertainties associated with developing and commercializing these product candidates, we are unable to predict the extent of future losses or when and if we will generate revenues or become profitable.

We are a development stage company, making it difficult for you to evaluate our business and your investment.

We are in the development stage and our operations and the development of our proposed products are subject to all of the risks inherent in the establishment of a new business enterprise, including:

•	the absence of an operating history;

•	the lack of commercialized products;

•	insufficient capital;

•	expected substantial and continual losses for the foreseeable future;

•	limited experience in dealing with regulatory issues;

•	limited marketing and manufacturing experience;

•	an expected reliance on third parties for the development and commercialization of some of our proposed products;

•	a competitive environment characterized by numerous, well-established and well-capitalized competitors;

•	uncertain market acceptance of our proposed products; and

•	reliance on key personnel.

Because we are subject to these risks, you may have a difficult time evaluating our business and your investment in our company.

We may need to raise substantial additional capital to fund our operations, and our failure to obtain funding when needed would adversely affect our development programs and other operations.

Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts to:

•	complete the clinical development of C1-INH for the treatment of HAE;

•	continue the development of our other product candidates;

•	finance our general, administrative and inventory acquisition costs;

•	prepare regulatory approval applications and seek approvals for C1-INH and our other product candidates;

•	launch and commercialize our product candidates, if any such product candidates receive regulatory approval; and

•	develop and implement sales, marketing and distribution capabilities.

Our cash used in operations increased significantly over the period from July 21, 2003 (inception) to June 30, 2007 and we expect that our cash used in operations will increase significantly over the next several years. Based on our current levels of research and development and our business plan, we believe that after giving effect to our recently completed registered direct sale of common stock and warrants, our existing cash and cash equivalents should be sufficient to fund our anticipated levels of operations through at least the end of 2008. We have based this estimate on various assumptions that may prove to be wrong. Due to the foregoing factors, we may need to raise additional capital to complete the development and commercialization of our current product candidates. Our future funding requirements will depend on many factors, including, but not limited to:

•	the rate of progress and cost of our clinical trials and other development activities;

•	any future decisions we may make about the scope and prioritization of the programs we pursue;

•	the costs and timing of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•	the timing of, and the costs involved in, obtaining regulatory approvals;

•	the costs of establishing sales, marketing and distribution capabilities;

•	the effect of competing technological and market developments;

•	ongoing determinations of the potential commercial success of our proposed products;

•	the costs involved in utilizing third party contract research organizations for preclinical studies and clinical trials;

•	the availability of third parties, and the cost, to manufacture compounds for clinical trial supply;

•	the terms and timing of any collaborative, licensing and other arrangements that we may establish; and

•	general market conditions for offerings from biopharmaceuticals companies.

To date, our sources of cash have been primarily limited to the sale of equity securities. We may raise additional financing through public or private equity offerings and/or debt financings. We cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution and the price of our common stock could be materially negatively affected. Any debt financing, if available, would result in us incurring costs relating to interest payments and we may be required to pledge assets as security for the debt and may be constrained by restrictive financial and/or operational covenants. If we are unable to raise additional capital, when required, or on acceptable terms, we may have to significantly delay, scale back or discontinue the development and /or the commercialization of one or more of our product candidates. Accordingly, any failure to raise adequate capital in a timely manner would have a material adverse effect on our business, operating results, financial condition and future growth prospects. We also may be required to:

•	seek collaborators for our product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; and

•	relinquish, license or otherwise dispose of rights to technologies, on unfavorable terms, product candidates or products that we would otherwise seek to develop or commercialize ourselves.

If either of our agreements with Sanquin terminate, we may be unable to continue our business.

Our business is highly dependent on distribution and license rights that we have received from Sanquin pursuant to a distribution agreement relating to the treatment of HAE and a license agreement relating to the treatment of AMI. Upon commercial launch of our product candidate for the treatment of HAE and thereafter during the term of the agreement, Sanquin will supply us with our commercial requirements for C1-INH for the treatment of HAE in each country where we have received regulatory approval, subject to minimum annual purchase requirements in Euros equal to approximately $10 million per year. If we fail to fulfill certain obligations or fail to meet certain milestones under the distribution agreement, the distribution agreement may be terminated. These milestones include (a) submission of a BLA with the FDA within 12 months from the completion of the clinical trial for HAE, and (b) failure to obtain marketing approval in the United States within 18 months from the submission of the BLA. In addition, Sanquin has the right to terminate the agreement if it is unable to maintain liability insurance for its United States obligations, under certain circumstances as described in the distribution agreement. In addition, either party may terminate the agreement upon an uncured breach. If Sanquin terminates the distribution agreement, we would have to retain another supplier of C1-INH for the treatment of HAE. If we are unable to locate another supplier of C1-INH comparable to Sanquin on economically acceptable terms, or at all, we will not be able to commercialize our product candidates and we may be forced to cease our operations.

Under the license agreement, Sanquin granted us an exclusive license to use certain patent, patent applications and know-how related to the use of C1-INH technology for the treatment of AMI. Under the terms of the license agreement for AMI, we are obligated to make minimum and earned royalty and other payments to Sanquin. If we fail to fulfill those obligations or other material obligations, the license agreement may be terminated by Sanquin. If Sanquin terminates the license agreement, we will have no further rights to utilize the intellectual property covered by the license agreement, we would not be able to commercialize the applicable product candidate for the treatment of AMI and we may be forced to cease our operations relating to the treatment to AMI using C1-INH, particularly if we do not have rights to other product candidates.

We are dependent on Sanquin as our sole source of supply for C1-INH.

Pursuant to our distribution agreement with Sanquin, Sanquin will supply us with certain annual minimum and maximum amounts of C1-INH. In the event demand for C-INH is greater than the amount supplied by Sanquin, we would have to find alternative suppliers of C1-INH. If we are unable to locate alternate suppliers of C1-INH comparable to Sanquin on economical terms, or at all, we may lose business and our reputation in the marketplace could be adversely affected.

We rely on third parties to supply and manufacture our product candidates, without any direct control over the timing for the supply, production and delivery of our product candidates, thereby possibly adversely affecting any future revenues.

We have relied exclusively and are dependent on certain third party source suppliers to supply raw materials, specifically plasma, for our product candidates. To date, we have only required plasma for the production of C1-INH to conduct our clinical trials. However, in connection with our ongoing trials and in the event any of our product candidates receives the approval of the FDA, we will need increased supplies of plasma.

On July 19, 2007, we entered into an agreement for the purchase and sale of plasma with DCI Management Group, LLC pursuant to which we will purchase quantities of U.S. Source Plasma to be utilized in the production of product under our Distribution and Manufacturing Services Agreement with Sanquin Blood Supply Foundation. Under this agreement, the supplier agreed to sell us specified annual quantities of plasma in accordance with applicable good manufacturing practices. Under this agreement, we committed to purchase a minimum of $23,250,000 of product through December 31, 2008. Thereafter we expect our annual purchase commitment to be $11,625,000 for the balance of the term of the agreement. Our contractual purchase commitments are subject to annual percentage increases based on market conditions and do not include additional pre-delivery testing which we may require the supplier to undertake. This agreement expires December 31, 2011, unless sooner terminated in accordance with its terms. Either party may terminate the agreement upon written notice if the other party is in material breach of any provision thereof, subject to applicable cure periods. Subject to the supplier’s ability to mitigate damages, in the event we are in default of our payment obligation under the contract, we will be liable to purchase the minimum quantities of plasma specified under the contract for the balance of the term. We have the right, however, to terminate the contract if by December 31, 2008 we do not obtain regulatory approval for the commercialization of our lead product candidate or are not able to secure adequate financial arrangements to cover our obligations with respect to the initial purchase commitments under the Agreement. In either such event, we will be obligated to complete the purchase of 80% of the initial minimum purchase commitment, subject to the supplier’s ability to mitigate damages. Further, upon expiration of the agreement, or in the event that it is terminated for reasons other than as set forth above, we will be obligated to purchase a closing inventory of plasma. In connection with this new agreement, we signed a letter agreement with our current plasma supplier pursuant to which they agreed to waive their right to supply us with additional quantities of plasma and to reduce their commitment under such agreement. We estimate that we will be obliged to purchase an additional amount of approximately $353,000 of plasma under such agreement for the balance of 2007. Further, the parties agreed to suspend further purchases under this agreement until such time as a new definitive agreement is entered into between the parties. In consideration of the foregoing, we agreed to waive our right to have the supplier cover a percentage of the cost of replacement plasma we are acquiring from the new supplier.

The plasma will be utilized for the production of product or materials by Sanquin under our distribution and manufacturing services agreement. Although Sanquin may purchase up to a maximum of $3,200,000 of such plasma from us for the year ended December 31, 2007, we will expend a significant amount of our currently available cash in obtaining a sufficient supply of plasma. This will increase the likelihood that we will need to raise additional capital to fund our operations.

If we are unable to obtain or maintain this level of plasma supply, we will need to obtain our supply from other parties in order to satisfy our expected needs. Establishing additional or replacement suppliers for these materials may take a substantial amount of time. In addition, we may have difficulty obtaining similar supplies from other suppliers that are acceptable to the FDA. If we have to switch to a replacement supplier, we may face additional regulatory delays and the manufacture and delivery of our product candidates could be interrupted for an extended period of time, which may delay completion of our clinical trials or commercialization of our product candidates. As a result, regulatory approval of our product candidates may not be received at all. All these delays could cause delays in commercialization of our product candidates, delays in our ability to generate revenue, and increase our costs.

If any of our product candidates receives the approval of the FDA we expect to rely on one or more third-party contractors to manufacture our commercial products. If any current or future third-party supplier ceases to supply the products in the quantity and quality we need to manufacture the drug candidates or if the current or future third-party suppliers are unable to comply with current Good Manufacturing Practices, or cGMPs, and other government regulations, the qualification of additional or replacement suppliers could be a lengthy process, and there may not be adequate alternatives to meet our needs, which would negatively affect our business. We may not be able to obtain the necessary materials used in our products in the future on a timely basis, if at all. The FDA and regulatory agencies in other countries also periodically inspect manufacturing facilities, including third parties who manufacture products or active ingredients for us. The FDA and/or applicable foreign regulatory agencies may not believe that the chosen manufacturers have sufficient experience making the dosage forms that we have contracted with them to produce, and may subject those manufacturers to increased scrutiny. Pharmaceutical manufacturing facilities must comply with applicable cGMPs, and manufacturers usually must invest substantial funds, time and effort to ensure full compliance with these standards. We will not have control over our contract manufacturers’ compliance with these regulations and standards. Failure to comply with applicable regulatory requirements can result in sanctions, fines, delays or suspensions of approvals, seizures or recalls of products, operating restrictions, manufacturing interruptions, costly corrective actions, injunctions, adverse publicity against us and our products and possible criminal prosecutions.

Our proposed products are in the development stages and may never be commercially introduced.

Our proposed products are in the development stages and will require further development, preclinical and clinical testing and investment prior to commercialization in the United States and abroad. We have not commercially introduced any products and do not expect to do so until 2008 at the earliest, depending upon the timing of the completion of our ongoing clinical trial, the FDA’s review of, and whether we amend, our biologics license application for our proposed products. We cannot assure you that any of our proposed products will:

•	be successfully developed;

•	prove to be safe and efficacious in clinical trials;

•	meet applicable regulatory standards or obtain required regulatory approvals;

•	demonstrate substantial protective or therapeutic benefits in the prevention or treatment of any disease;

•	be capable of being produced in commercial quantities at reasonable costs;

•	obtain coverage and favorable reimbursement rates from insurers and other third-party payors; or

•	be successfully marketed or achieve market acceptance by physicians and patients.

Clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

In order to receive regulatory approval for the commercialization of our product candidates, we must conduct, at our own expense, extensive clinical trials to demonstrate safety and efficacy of these product candidates. Clinical testing is expensive, can take many years to complete and their outcomes are uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials of our product candidates do not necessarily predict the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through initial clinical testing. The data collected from clinical trials of our product candidates may not be sufficient to support the submission of a BLA to the FDA or to obtain regulatory approval in the United States or elsewhere. Because of the uncertainties associated with drug development and regulatory approval, we cannot determine if or when we will have an approved product for commercialization or achieve sales or profits.

Delays in clinical testing could result in increased cost to us and delay our ability to generate revenue.

We may experience delays in clinical testing of our product candidates. We do not know whether planned clinical trials will need to be redesigned or will be completed on schedule, if at all. Clinical trials can be delayed for a variety of reasons, including delays in obtaining regulatory approval to commence a trial, in reaching agreement on acceptable clinical trial terms with prospective sites, in obtaining institutional review board approval to conduct a trial at a prospective site, in recruiting patients to participate in a trial or in obtaining sufficient supplies of clinical trial materials. Many factors affect patient enrollments, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, competing clinical trials and new drugs approved for the conditions we are investigating. Prescribing physicians will also have to decide to use our product candidates over existing drugs that have established safety and efficacy profiles. Any delays in completing our clinical trials will increase our cost, slow down our product development and approval process and delay our ability to generate revenue.

We may be required to suspend or discontinue clinical trials due to unexpected side effects or other safety risks that could preclude approval of our product candidates.

Our clinical trials may be suspended at any time for a number of reasons. For example, we may voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable risk to the clinical trial patients. In addition, regulatory agencies may order the temporary or permanent discontinuation of our clinical trials at any time if they believe that the clinical trials are not being conducted in accordance with requirements or that they present an unacceptable safety risk to the clinical trial patients.

Administering any product candidates to humans may produce undesirable side effects. These side effects could interrupt, delay or halt clinical trials of our product candidates and could result in the FDA or other regulatory authorities denying further developments or approval of our product candidates for any or all targeted indications. Ultimately, some or all of our product candidates may prove to be unsafe for human use. Moreover, we could be subject to significant liability if any volunteer or patient suffers, or appears to suffer, adverse health effects as a result of participating in our clinical trials.

If we are unable to satisfy regulatory requirements, we may not be able to commercialize our product candidates.

We need FDA approval prior to marketing our product candidates in the United States. If we fail to obtain FDA approval to market our product candidates, we will be unable to sell our products in the United States and we will not generate any revenue.

The FDA regulatory review and approval process, which includes the evaluation of our preclinical studies and clinical trials of a product candidate as well as the evaluation of our manufacturing process and our contract manufacturers’ facilities, is lengthy, expensive and uncertain. To receive approval, we must, among other things, demonstrate with substantial evidence from well-controlled clinical trials that our product is both safe and effective for each indication where we seek approval. Satisfaction of these requirements typically takes several years and the time needed to satisfy them may vary substantially, based on the type, complexity and novelty of the pharmaceutical product. Although we submitted a BLA for our product candidate for the acute treatment of hereditary angioedema on July 31, 2007, we cannot predict when the FDA may respond to our submission nor can we predict if or when we might submit any amendments to our original submission for regulatory review. Further, any approvals we may obtain may not cover all of the clinical indications for which we are seeking approval. Also, an approval might contain significant limitations in the form of narrow indications, warnings, precautions, or contra-indications with respect to conditions of use.

The FDA has substantial discretion in the approval process and may either refuse to file our application for substantive review or may form the opinion after review of our data that our application is insufficient to allow approval of our product candidates. If the FDA does not file or approve our application, it may require that we conduct additional clinical, preclinical or manufacturing validation studies and submit that data before it will reconsider our application. Depending on the extent of these or any other studies, approval of any applications that we submit may be delayed by several years or may require us to expend more resources than we have available. It is also possible that additional studies, if performed and completed, may not be considered sufficient by the FDA to make our application approvable. If any of these outcomes occur, we may be forced to abandon our applications for approvals, which might cause us to cease operations.

We will also be subject to a wide variety of foreign regulations governing the development, manufacture and marketing of our products. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must still be obtained prior to manufacturing or marketing the product in those countries. The approval process varies from country to country and the time needed to secure approval may be longer or shorter than that required for FDA approval. We cannot assure you that clinical trials conducted in one country will be accepted by other countries or that approval in one country will result in approval in any other country.

     The commercial success of our product candidates will depend upon the degree of market acceptance of these products among physicians, patients, health care payors and the medical community.

Our product candidates have never been commercialized in the United States for any indication. Even if approved for sale by the appropriate regulatory authorities, physicians may not prescribe our product candidates, in which case we could not generate revenue or become profitable. Market acceptance of C1-INH for the treatment of HAE and our other product candidates by physicians, healthcare payors and patients will depend on a number of factors, including:

•	acceptance by physicians and patients of each such product as a safe and effective treatment;

•	cost effectiveness;

•	adequate reimbursement by third parties;

•	potential advantages over alternative treatments;

•	relative convenience and ease of administration; and

•	prevalence and severity of side effects.

If our product candidates are unable to compete effectively with marketed treatments, our commercial opportunity will be reduced or eliminated.

We face competition from established pharmaceutical and biotechnology companies, as well as from academic institutions, government agencies and private and public research institutions. Many products are either under development or are currently marketed for the treatment of HAE and AMI. Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Our commercial opportunity will be reduced or eliminated if our competitors develop and commercialize competing products that are safer, more effective, have fewer side effects or are less expensive than our product candidates. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business. Because we will most often be competing against significantly larger companies with established track records, we will have to demonstrate to physicians that based on experience, clinical data, side-effect profiles and other factors, our products are preferable to existing products. If we are unable to compete effectively and differentiate our products from currently marketed products, we may never generate meaningful revenue.

If we are not first to market for our HAE product, the Orphan Drug Act may provide a competitor with up to seven years of market exclusivity.

The Orphan Drug Act was created to encourage companies to develop therapies for rare diseases by providing incentives for drug development and commercialization. One of the incentives provided by the Orphan Drug Act is seven years of market exclusivity for the first product in a class licensed for the treatment of a rare disease. HAE is considered to be a rare disease under the Orphan Drug Act, and companies may obtain orphan drug status for therapies that are developed for this indication. We believe CSL Behring and Pharming NV are currently developing products that the FDA may determine to be in the same class as our C1-INH product candidate. In the event that either of these companies are first to obtain FDA licensure for their product, we could be prevented from obtaining licensure and marketing our C1-INH product candidate for the treatment of HAE.

We currently have a very limited sales and marketing organization. If we are unable to establish a direct sales force or we are unable to enter into marketing agreements with third parties in the United States to promote our products, the commercial opportunity for our products may be diminished.

We currently have a very limited sales and marketing organization. If any of our product candidates are approved by the FDA, we intend to market these products directly to health care providers in the United States through our own sales force and enter into distribution agreements with third parties. We will incur significant additional expenses and may need to commit significant additional management resources to promote and sell our products. In the event we are unable to develop our own sales force or collaborate with a third party to sell our product candidates, we may not be able to commercialize our product candidates, which would negatively impact our ability to generate revenue.

If the FDA does not approve our contract manufacturers’ facilities, we may be unable to develop or commercialize our product candidates.

We rely on Sanquin to manufacture our product candidates, and currently have no plans to develop our own manufacturing facility. The facilities used by Sanquin to manufacture our product candidates will require approval by the FDA. There can be no assurance that Sanquin will be able to obtain or maintain compliance with the FDA’s requirements. We may need to find alternative manufacturing facilities, which would result in significant costs to us as well as a delay of up to several years in obtaining approval for and manufacturing of our product candidates.

We rely on third parties to conduct our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to seek or obtain regulatory approval for or commercialize our product candidates.

We have an agreement with a third party clinical research organization, or CRO, to implement, provide monitors and manage data for our clinical programs. We and our CRO are required to comply with current Good Clinical Practices, or GCPs, regulations and guidelines enforced by the FDA for all of our products in clinical development. We are responsible for ensuring that each one of our clinical trials is being conducted in accordance with general investigator plan and protocol for the trial. The FDA enforces GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. In the future, if we or our CRO fails to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA will determine that any of our clinical trials for products in clinical development comply with GCPs. In addition, our clinical trials must be conducted with products produced under cGMPs and will require a large number of test subjects. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

If any of our current or future relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase, and our ability to generate revenue could be delayed.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

We face an inherent risk of product liability lawsuits related to the testing of our product candidates, and will face an even greater risk if we sell our products commercially. Currently, we are not aware of any anticipated product liability claims with respect to our product candidates. In the future, an individual may bring a liability claim against us if one of our product candidates causes, or merely appears to have caused, an injury. If we cannot successfully defend ourselves against the product liability claim, we may incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for any product candidates or products that we may develop;

•	injury to our reputation;

•	withdrawal of clinical trial participants;

•	costs to defend the related litigation;

•	substantial monetary awards to trial participants or patients;

•	loss of revenue; and

•	the inability to commercialize any products that we may develop.

We have clinical trial liability insurance that covers our clinical trials with an annual aggregate limit of $5,000,000. We intend to expand our insurance coverage to include the sale of commercial products if marketing approval is obtained for our product candidates. We believe that we will be able to procure sufficient insurance coverage for our proposed clinical development activities. However, as enrollment in our clinical trials increases and we initiate additional clinical trials, such insurance coverage may prove insufficient to cover any liability claims brought against us. In addition, because of the increasing costs of insurance coverage, we may not be able to maintain insurance coverage at a reasonable cost or obtain insurance coverage that will be adequate to satisfy any liability that may arise. If we are required to pay a product liability claim, we may not have sufficient financial resources to complete development or commercialization of any of our product candidates and, if so, our business and results of operations would be harmed.

Even if we receive regulatory approval for our product candidates, we will be subject to ongoing significant regulatory obligations and oversight.

If we receive regulatory approval to sell our product candidates, the FDA and foreign regulatory authorities may, nevertheless, impose significant restrictions on the indicated uses or marketing of such products, or impose ongoing requirements for post-approval studies. If we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution. Any of these events could harm or prevent sales of the affected products or could substantially increase the costs and expenses of commercializing and marketing these products. In addition, if any of our product candidates receive marketing approval and we or others later identify undesirable side effects caused by the product, we could face one or more of the following:

•	a change in the labeling statements or withdrawal of FDA or other regulatory approval of the product;

•	a change in the way the product is administered; or

•	the need to conduct additional clinical trials.

Discovery after approval of previously unknown problems with our products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in actions such as:

•	restrictions on such products’ manufacturers or manufacturing processes;

•	restrictions on the marketing of a product;

•	warning letters;

•	withdrawal of the products from the market;

•	refusal to approve pending applications or supplements to approved applications that we submit;

•	recall of products;

•	fines, restitution or disgorgement of profits or revenue;

•	suspension or withdrawal of regulatory approvals;

•	refusal to permit the import or export of our products;

•	product seizure;

•	injunctions; or

•	imposition of civil or criminal penalties.

If we fail to attract and keep senior management and key scientific personnel, we may be unable to successfully develop our product candidates, conduct our clinical trials and commercialize our product candidates.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel and on our ability to develop and maintain important relationships with leading academic institutions, clinicians and scientists. We are highly dependent upon our senior management, particularly Judson Cooper, our Chairman and Executive Vice President, and Joshua D. Schein, Ph.D., our Chief Executive Officer. The loss of services of Mr. Cooper or Dr. Schein, or one or more other members of senior management could delay or prevent the successful completion of our planned clinical trials or the commercialization of our product candidates.

Recruiting and retaining qualified scientific personnel, clinical personnel and sales and marketing personnel will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms, if at all, given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from other companies, universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

We will need to increase the size of our organization, and we may experience difficulties in managing growth.

We are a small company with 23 employees as of July 31, 2007. To continue our clinical trials and commercialize our product candidates, we will need to expand our employee base for managerial, operational, financial and other resources. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively.

Reimbursement may not be available for our product candidates, including due to legislative or regulatory reform of the healthcare system, which could diminish our sales or affect our ability to sell our products profitably.

C1-INH, if commercialized, is likely to be significantly more expensive than traditional drug treatments. Our future revenues and profitability will be adversely affected if we cannot depend on governmental, private third-party payors and other third-party payors, including Medicare and Medicaid, to defray the cost of C1-INH to the consumer. If these entities refuse to provide coverage and reimbursement with respect to C1-INH or determine to provide an insufficient level of coverage and reimbursement, C1-INH may be too costly for general use, and physicians may not prescribe it. Many third-party payors cover only selected drugs, making drugs that are not preferred by such payor more expensive for patients, and require prior authorization or failure on another type of treatment before covering a particular drug. Third-party payors may be especially likely to impose these obstacles to coverage for higher-priced drugs, which we anticipate C1-INH to be.

In addition to potential restrictions on coverage, the amount of reimbursement for our products may also reduce our profitability and worsen our financial condition. In the United States and elsewhere, there have been, and we expect there will continue to be, actions and proposals to control and reduce healthcare costs. Government and other third-party payors are challenging the prices charged for healthcare products and increasingly limiting and attempting to limit both coverage and level of reimbursement for prescription drugs.

Since C1-INH will likely be too expensive for most patients to afford without health insurance coverage, if adequate coverage and reimbursement by third-party payors is not available, our ability to successfully commercialize C1-INH may be adversely impacted. Any limitation on the use of C1-INH or any decrease in the price of C1-INH will have a material adverse effect on our ability to achieve profitability. Even where patients have access to insurance, their insurance co-payment amounts may be too expensive for them to afford.

Rapid technological change could make our product candidates obsolete.

Biopharmaceutical technologies have undergone rapid and significant change and we expect that they will continue to do so. Any compounds, products or processes that we develop may become obsolete or uneconomical before we recover any expenses incurred in connection with their development. Rapid technological change could make our products obsolete or uneconomical. Our future success will depend not only on our ability to develop our product candidates, but also on our ability to maintain market acceptance against emerging industry developments. We cannot assure prospective investors that we will be able to do so.

Compliance with the Sarbanes-Oxley Act of 2002 will result in increased expenditures.

We are exposed to significant costs and risks associated with complying with increasingly stringent and complex regulation of corporate governance and disclosure standards. Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new SEC regulations require a growing expenditure of management time and external resources. In particular, Section 404 of the Sarbanes-Oxley Act of 2002 requires management’s annual review and evaluation of our internal controls, and attestations of the effectiveness of our internal controls by our independent auditors. Under current law, the internal controls certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act will begin to apply to us for the fiscal year ended December 31, 2007. Accordingly, management has begun reviewing our internal control procedures to facilitate compliance with those requirements. This process could result in our needing to implement measures to improve our internal controls. Any failure by us to maintain effective internal controls could have a material adverse effect on our business, operating results and stock price. This process may also require us to hire additional personnel and outside advisory services and will result in significant accounting and legal expenses. We expect to incur significant expense in future periods to comply with regulations pertaining to corporate governance and internal controls as described above.

We have a significant amount of net operating loss and credit carryforwards, the use of which may be limited in certain circumstances.

As of December 31, 2006, we have available, for tax purposes, unused net operating loss carryforwards of approximately $8,993,000 that expire from 2023 to 2026. We also have approximately $525,000 of research and development credits that expire from 2024 to 2026. Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of our net operating loss and credit carryforwards prior to August 23, 2004 is limited due to a cumulative change in ownership of more than 50% that occurred within a three-year period. Similarly, any future financing activities may also result in a further limitation on our ability to use our net operating loss and credit carryforwards. In the event we achieve profitable operations, any significant limitation on the utilization of net operating loss and credit carryforwards would have the effect of increasing our current tax liability.

Risks related to our intellectual property

It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our product candidates and the methods used to manufacture them, as well as successfully defending these patents against third party challenges. We will only be able to protect our product candidates from unauthorized making, using, selling, and offering to sell or importation by third parties to the extent that we have rights under valid and enforceable patents or trade secrets that cover these activities.

The patent position of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date in the United States. The biotechnology patent situation outside the United States is even more uncertain. Changes in either the patent laws or interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our licensed patents or in third-party patents.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

•	others may be able to make compounds that are competitive with our product candidates but that are not covered by the claims of our licensed patents, or for which we are not licensed under our license agreements;

•	we or our licensor might not have been the first to make the invention covered by our future pending patent applications, if any, or the pending patent applications and issued patents of our licensors;

•	we or our licensor might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	it is possible that our pending patent applications, if any, or one or more of the pending patent applications of our licensor, will not result in issued patents;

•	the issued patents of our licensor may not provide us with any competitive advantage, or may be held invalid or unenforceable as a result of legal challenges by third parties;

•	we may not develop additional proprietary technologies that are patentable; or

•	the patents of others may have an adverse effect on our business.

We also may rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. While we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our information to competitors. Enforcing a claim that a third party illegally obtained and is using our trade secrets is expensive and time-consuming and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods, and know-how.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights or use our technology.

If we pursue litigation to stop someone else from using the inventions claimed in our owned or licensed patents or the patents issuing from a licensed application, that individual or company has the right to ask the court to rule that these patents are invalid and/or should not be enforced. These lawsuits are expensive and would consume time and other resources even if we were successful in stopping the infringement of these patents. In addition, there is a risk that the court will decide that these patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that even if the validity of these patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe our rights in these patents.

Furthermore, a third party may claim that we are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our products. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and technical personnel. There is a risk that a court would decide that we are infringing the third party’s patents and would order us to cease engaging in activities judged to be covered by the patents. In addition, there is a risk that a court will order us to pay the other party damages for having violated the other party’s patents. The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products or methods of use either do not infringe the patent claims of the relevant patent and/or that the patent claims are invalid and/or unenforceable, and we may not be able to do this. Proving invalidity and/or unenforceability is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, because patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our licensors’ issued patents or patents issued from a licensed application or our licensors’ pending applications or that we or our licensors were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our licensors’ patent applications and could further require us to obtain rights to issued patents covering such technologies. If another party has filed a United States patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the United States Patent and Trademark Office to determine priority of inventions in the United States. The cost of these proceedings would be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our United States patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Risks Relating to our Securities

As a result of the shares issued in our recent financing transactions, the number of shares of our common stock outstanding has increased substantially and certain purchasers beneficially own significant blocks of our common stock and these shares are generally available for resale in the public market.

Upon the closing of the private placement in October 2006, we issued to a small group of institutional and other accredited investors an aggregate of 32,307,693 shares of common stock, plus warrants to purchase an aggregate of 9,692,308 additional shares of common stock. We also issued warrants to purchase 1,897,057 shares of common stock to registered-broker dealers that assisted us in this transaction. Under the purchase agreement for the private placement, we agreed to file a registration statements with the SEC covering the resale of the all of the shares of common stock issued or to be issued in the private placement, including the shares of common stock issuable upon exercise of the warrants. We have also granted to the purchasers piggyback rights to participate in any company registration, subject to certain limitations. This registration statement was initially declared effective by the SEC on December 11, 2006 and these shares are presently generally available for immediate resale in the public market. The registration statement of which this prospectus forms a part covers the resale of the shares of common stock issued, and which we may issue upon exercise of warrants, in this private placement. In addition, in August 2007 we sold an aggregate of 23,333,333 shares of common stock and warrants to purchase 4,666,667 shares of common stock in a registered direct offering to certain institutional investors. The market price of our common stock could fall due to this increase in the number of shares available for sale in the public market. Further, the issuance of these securities resulted in substantial dilution to stockholders who held our common stock prior to the time of the transactions.

Market volatility may affect our stock and the value of your investment.

The market prices for securities of biopharmaceutical companies in general have been highly volatile and may continue to be highly volatile in the future. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

•	announcements of technological innovations or new products by us or our competitors;

•	announcements of FDA approval or non-approval of our product candidates or delays in the FDA review process;

•	actions taken by regulatory agencies with respect to our product candidates, clinical trials, manufacturing process or sales and marketing activities;

•	regulatory developments in the United States and foreign countries;

•	the success of our development efforts to acquire or in-license additional products or product candidates;

•	any intellectual property infringement action, or any other litigation, involving us;

•	non-issuance of patents on our, or our licensors’, pending patent applications, or invalidation of our, or our licensors’, patents or other intellectual property rights;

•	announcements concerning our competitors, or the biotechnology or biopharmaceutical industries in general;

•	actual or anticipated fluctuations in our operating results;

•	changes in financial estimates or recommendations by securities analysts;

•	sales of large blocks of our common stock;

•	sales of our common stock by our executive officers, directors and significant stockholders; and

•	the loss of any of our key scientific or management personnel.

The occurrence of one or more of these factors may cause our stock price to decline, and you may not be able to resell your shares at or above the price you paid for your shares. In addition, the stock market in general, and the markets for biotechnology and biopharmaceutical stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market conditions may adversely affect the trading price of our common stock.

We are at risk of securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and biopharmaceutical stocks have experienced significant stock price volatility in recent years. If we faced such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

The ownership interests of our officers and directors could conflict with the interests of our other stockholders.

As of August 21, 2007, our officers and directors beneficially own approximately 22.9% of our common stock. As a result, these stockholders, acting together, will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of this group of stockholders may not always coincide with our interests or the interests of other stockholders.

We may be subject to “penny stock” regulations that would limit the trading market for our common stock.

Our common stock is currently listed for trading on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as Nasdaq or other national exchanges, and which may cause difficulty in obtaining future financing. Further, the SEC has adopted regulations which generally define Penny Stocks to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. As the closing price for our common stock is currently less than $5.00 per share, it may be designated a “Penny Stock.” Although we currently satisfy the net worth exemption from the “Penny Stock” definition, no assurance can be given that such exemption will be maintained. As a Penny Stock, our common stock may become subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rules. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors”. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market. Many brokers have decided not to trade “penny stock” because of the requirements of the Penny Stock Rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. In the event that we are subject to the Penny Stock Rules for any significant period, there may develop an adverse impact on the market for our securities and investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded on the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant new events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital. There can be no assurance that our common stock will continue to qualify for exemption from the penny stock restrictions.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. As of June 30, 2007, there were approximately 80,761,933 shares of restricted common stock outstanding that may be eligible for sale pursuant to Rule 144 under the Securities Act of 1933. Rule 144 provides, that, in general, a person holding restricted securities for a period of one year may, every three months thereafter, sell in brokerage transactions an amount of shares which does not exceed the greater of one percent of our then outstanding common stock or the average weekly trading volume of the common stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitations by a person who is not an affiliate of ours and was not an affiliate at any time during the 90 day period prior to sale and who has satisfied a two year holding period. Sales of our common stock by certain present stockholders under Rule 144 may, in the future, have a depressive effect on the market price of our securities. In addition, the sale of shares by officers and directors and other affiliated shareholders may also have a depressive effect on the market for our securities.

Because we do not intend to pay dividends, you will benefit from an investment in our common stock only if it appreciates in value.

We have paid no cash dividends on any of our capital stock to date, and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. The success of your investment in our common stock will likely depend entirely upon any future appreciation. There is no guarantee that our common stock will appreciate in value or even maintain the price at which you purchased your shares.

Provisions in our charter documents and Delaware law could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

•	authorizing the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

•	prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates; and

•	advance notice provisions in connection with stockholder proposals that may prevent or hinder any attempt by our stockholders to bring business to be considered by our stockholders at a meeting or replace our board of directors.

Exercise of outstanding options and warrants will dilute stockholders and could decrease the market price of our common stock.

As of August 21, 2007, we had issued and outstanding options and warrants to purchase an aggregate of 29,474,071 additional shares of common stock, including the warrants issued in our recent private placement. In addition, options to purchase 295,000 shares of common stock have been approved by our board, subject to approval by our shareholders. To the extent that these securities are exercised or converted, dilution to our shareholders will occur. The exercise of these securities by the holders may adversely affect the market price of our common stock and the terms under which we could obtain additional equity capital.

Because our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use them and the proceeds may not be invested successfully.

As described in greater detail under the caption “Use of Proceeds”, we intend to use the net proceeds, if any, from this offering for general corporate purposes, and therefore, our management will have broad discretion as to the use of the offering proceeds. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.

 USE OF PROCEEDS

We are not selling any shares of our common stock and therefore, there will be no proceeds to us from the sale of shares of common stock. However, we may receive up to approximately $10,052,000 upon the exercise of the outstanding warrants held by certain selling stockholders for which we have registered the shares of common stock underlying the warrants, unless the warrants are exercised under a “cashless exercise” right. We intend to use any proceeds from the exercise of warrants for general working capital purposes.

SELLING STOCKHOLDERS

This prospectus relates to the sale of up to 44,190,558 shares of our common stock which may be offered by the selling stockholders identified below. The shares offered in this prospectus include (i) 32,276,193 shares of common stock sold to investors in our October 2006 private placement, (ii) 9,692,308 shares of common stock issuable upon exercise of warrants sold to investors in our October 2006 private placement, (iii) 1,897,057 shares of our common stock issuable upon exercise of warrants issued to registered broker-dealers in connection with our October 2006 private placement, and (iv) 325,000 shares of common stock issuable upon the exercise of warrants held by certain selling stockholders. All of the shares being offered in this prospectus are subject to contractual registration rights. A description of these rights is contained in “Description of Securities” below.

Summary

Set forth below is a summary of the circumstances that led to the issuance to the listed selling stockholders of the shares of common stock registered hereby.

On October 16, 2006 and October 20, 2006, we sold an aggregate of 32,307,693 shares of our common stock and warrants to purchase up to an aggregate of 9,692,308 shares of common stock for aggregate gross proceeds of $21,000,000 to certain institutions and accredited investors. The securities were sold in units. The warrants are exercisable for a period of five years from the date of issuance at price of $0.84 per share. We intend to use the net proceeds of the private placement of approximately $19.6 million for continued funding of our clinical trials, additional research and development efforts, and general working capital purposes.

The common stock and warrants were sold under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D, promulgated thereunder, on a private placement basis, to institutional and accredited investors. We made our determination of the availability of such exemptions based upon the facts and circumstances surrounding the private placement, including the representations and warranties made by the purchasers in the Securities Purchase Agreement and the fact that restrictive legends were placed on, and stop transfer orders placed against, the certificates for the Shares and the related Warrants. We paid approximately $1.4 million in total commissions and offering-related expenses. We also issued warrants to purchase up to 1,897,057 shares of common stock as additional compensation to the broker-dealers we engaged to assist us in the financing, which warrants were issued on the substantially the same terms as the Warrants issued to the investors.

We are obligated to register the re-offer and re-sale of the common stock issued in the private offering and the common stock underlying the warrants and this registration statement is being filed pursuant to such obligation. We agreed to file the registration statement within 30 days of closing and have it declared effective within 120 days of the filing date or 180 days from the filing date if the SEC conducts a review of the filing. We also agreed to use our best efforts to keep the registration statement continuously effective until all of the securities registered thereby have been sold, or may be sold without volume restrictions pursuant to Rule 144(k). We have filed this registration statement, of which this prospectus forms a part, in compliance with this obligation.

The additional 325,000 shares included in this prospectus may be issued to various consultants upon the exercise of warrants granted to them in partial consideration of the services rendered by such persons and in each case we agreed in the consulting agreements with such consultants to register the securities we issued to them. We will not receive any proceeds from the resale of the shares of common stock by the selling stockholders. However, we will receive proceeds from the exercise of the warrants by the selling stockholders only to the extent that such warrants are exercised for cash.

Selling Stockholders Table

We have filed a registration statement with the SEC, of which this prospectus forms a part, with respect to the resale of shares of our common stock covered by this prospectus from time to time under the Securities Act. The shares offered for resale under this prospectus are being registered for resale by our selling stockholders, as described above, or the transferees of such selling stockholders. Such persons may resell from time to time all, a portion, or none of such shares. In addition, the selling stockholders may sell, transfer or otherwise dispose of a portion of our common stock being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution.”

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the exercise of the warrants is subject to adjustment and could be materially less or more than the number estimated in the table. However, certain of the selling stockholders have contractually agreed to restrict their ability to exercise their warrants and receive shares of our common stock in the event that the number of shares of common stock held by them in the aggregate and their affiliates after such exercise would exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders may exceed the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of shares of common stock and warrants. Except as noted, none of the selling stockholders have had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years.

The following table lists certain information with respect to the selling stockholders as follows: (i) each selling stockholder’s name, (ii) the number of outstanding shares of common stock beneficially owned by the selling stockholder prior to this offering, (iii) the number of shares of common stock being offered, (iv) the number of shares of common stock being offered issuable upon exercise of warrants and (v) the number of shares of common stock to be beneficially owned by each selling stockholder after the completion of this offering assuming the sale of all of the shares of the common stock offered by each selling stockholder. Except as noted, none of the selling stockholders have had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years.

More specifically, the following table sets forth as to the selling stockholders:

•
the number of shares of our common stock that the selling stockholders beneficially owned prior to offering for resale of any shares of our common stock being registered by the registration statement of which this prospectus is a part;

•
the number of shares of our common stock that may be offered for resale for the selling stockholder’s accounts under this prospectus, including the number of such shares that may be offered by the selling stockholders which are issuable upon exercise of warrants; and

•
the number and percent of shares of our common stock to be held by the selling stockholder after the offering of the shares registered hereunder, assuming all of such shares are sold by the selling stockholders and that such person does not acquire any other shares of our common stock prior to the assumed sale of all of the resale shares. The selling stockholders may sell all, some or none of the common stock being offered pursuant to this prospectus.

The table is prepared based on information supplied to us by the selling stockholders. Although we have assumed for purposes of the table below that the selling stockholders will sell all of the shares offered by this prospectus, because the selling stockholders may offer from time to time all or some of their shares covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be resold by the selling stockholders or that will be held by the selling stockholders after completion of the resales. In addition, the selling stockholders may have sold, transferred or otherwise disposed of the shares in transactions exempt from the registration requirements of the Securities Act since the date the selling stockholders provided the information regarding their shares. Information concerning the selling stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required. Except as described in this section, there are currently no agreements, arrangements or understandings with respect to the resale of any of the shares covered by this prospectus.

				After Offering
Selling Stockholder	Shares Beneficially Owned Prior to Offering	Shares Being Offered	Shares Being Offered Underlying Warrants	Number of Shares Beneficially Owned	Percentage of Class
Southpoint Master Fund, LP (1)	16,046,500	12,307,692	3,692,308	46,500	*
Hound Partners, LP (2)	4,939,000	3,799,231	1,139,769	0	0
Hound Partners Offshore Fund, LP (2)	5,061,000	3,893,077	1,167,923	0	0
Alexandra Global Master Fund, Ltd. (3)	10,329,892	6,617,308	1,985,192	1,727,392	1.3%
Emigrant Capital Corp. (4)	16,276,116	4,769,231	1,430,769	10,076,116	7.3%
Gilbert Stein	525,870	76,923	23,077	425,870	*
Barry Friedberg	535,870	153,846	46,154	335,870	*
David Seldin	535,870	153,846	46,154	335,870	*
HMM Investors (5)	360,000	276,923	83,077	0	0
Kenneth Walters	20,001	15,385	4,616	0	0
Katherine Butkevich	20,000	15,385	4,615	0	0
Rosalind Capital Partners, LP (6)	200,000	153,846	46,154	0	*
Rodman & Renshaw, LLC (7)	1,698,538	0	1,698,538	0	0
Noam Rubinstein (8)	66,000	43,500	22,500	0	0
Infinium Securities, Inc. (9)	198,519	0	198,519	0	0
Darren S. Bankston	50,000	0	50,000	0	0
R. Keith Fetter	50,000	0	50,000	0	0
Ira Kalfus, M.D. (10)	225,000	0	225,000	0	0

# Percentage ownership is based on 137,750,203 shares outstanding as of August 21, 2007.

* Indicates percentage ownership is less than 1%.

(1) Based on Schedule 13G filed October 25, 2005. Robert W. Butts and John S. Clark II are the managing members of Southpoint Capital Advisors LLC, a Delaware limited liability company (“Southpoint CA LLC”) and of Southpoint GP, LLC, a Delaware limited liability company (“Southpoint GP LLC”). Southpoint CA LLC is the general partner of Southpoint Capital Advisors LP, a Delaware limited partnership (“Southpoint Advisors”). Southpoint GP LLC is the general partner of Southpoint GP, LP, a Delaware limited partnership (“Southpoint GP”). Southpoint GP is the general partner of Southpoint Fund LP, a Delaware limited partnership, Southpoint Qualified Fund LP, a Delaware limited partnership, and Southpoint Master Fund, LP, a Cayman Islands exempted limited partnership (the “Master Fund”). Southpoint Offshore Fund, Ltd., a Cayman Island exempted company, is also a general partner of the Master Fund. Southpoint CA LLC, Southpoint GP LLC, Southpoint Advisors, Southpoint GP, Robert W. Butts and John S. Clark II may be deemed the beneficial owners of 16,000,000 shares of Common Stock of Lev Pharmaceuticals, 12,307,692 of which are shares of Common Stock and 3,692,308 are shares of Common Stock issuable upon conversion of warrants. The principal business address of Southpoint CA LLC, Southpoint GP LLC, Southpoint Advisors, Southpoint GP, Robert W. Butts and John S. Clark II is 623 Fifth Avenue, Suite 2503, New York, NY 10022.

(2) Based on Schedule 13G filed October 25, 2005. Jonathan Auerbach is the managing member of Hound Performance, LLC (“Hound Performance”) and Hound Partners, LLC (“Hound Partners LLC”), investment management firms that serve as the general partner and investment manager, respectively, to Hound Partners, LP (“Hound Partners LP”) and Hound Partners Offshore Fund, LP (“Hound Offshore”). Hound Partners LP may be deemed to be the beneficial owner of, and has the shared power to vote, dispose, or direct the voting or disposition of, 4,939,000 shares of common stock of Lev Pharmaceuticals (including warrants to purchase 1,139,769 shares of common stock).  Hound Offshore may be deemed to be the beneficial owner of, and has the shared power to vote, dispose, or direct the voting or disposition of, 5,061,000 shares of common stock of Lev Pharmaceuticals (including warrants to purchase 1,167,923 shares of common stock).  Jonathan Auerbach, as managing member of Hound Performance and Hound Partners LLC has the power to vote, dispose, or direct the voting or disposition of, the 10,000,000 shares of common stock of Lev Pharmaceuticals.

(3) Alexandra Investment Management, LLC, a Delaware limited liability company (“AIM”), serves as investment adviser to Alexandra Global Master Fund Ltd., a British Virgin Islands company (“Alexandra”). By reason of such relationship, AIM may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexandra. AIM disclaims beneficial ownership of such shares of common stock. Mr. Mikhail A. Filimonov (“Filimonov”) is the Chairman, Chief Executive Officer, Chief Investment Officer and a managing member of AIM. By reason of such relationships, Filimonov may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexandra. Filimonov disclaims beneficial ownership of such shares of common stock.

(4) Howard P. Milstein possesses dispositive and voting authority of all the shares held by the listed selling security holder. Based on Schedule 13G/A filed by the listed stockholder on July 2, 2007.

(5) Howard P. Milstein possesses dispositive and voting authority of all the shares held by the listed selling security holder.

(6) Steven A.J. Salamon possesses dispositive and voting authority of all the shares held by the listed selling security holder.

(7) Thomas G. Pinou holds voting and/or dispositive power over the shares held by the selling stockholder. Rodman & Renshaw, LLC is a NASD member broker-dealer. We do not have any arrangement with Rodman & Renshaw for it to act as a broker-dealer for the sale of the shares included herein for the selling stockholders. Rodman & Renshaw may be deemed to be an underwriter with respect to its respective sales of shares to be offered by them in this prospectus. Rodman & Renshaw served as placement agent in connection with our private financing in October 2006 pursuant to which the registration statement of which this prospectus forms a part is being filed. Listed shares consist of warrants to purchase 1,698,538 shares of common stock issued as compensation for services provided to us in connection with the October 2006 private placement.

(8) Associated with or employed by Rodman & Renshaw, LLC, a NASD member broker-dealer. We do not have any arrangement with Rodman & Renshaw for it to act as a broker-dealer for the sale of the shares included herein for the selling stockholders. This selling stockholder may be deemed to be underwriters with respect to their respective sales of shares to be offered by him in this prospectus. This selling security holder has represented to us that it acquired the shares in the ordinary course of business and that, at the time of such acquisition, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the shares.

(9) Sergei Tchetvertnykh holds voting and/or dispositive power over the shares held by the selling stockholder. Infinium Securities, Inc. is a NASD member broker-dealer. We do not have any arrangement with Infinium Securities for it to act as a broker-dealer for the sale of the shares included herein for the selling stockholders. Infinium Securities may be deemed to be an underwriter with respect to its respective sales of shares to be offered by them in this prospectus. Infinium Securities provided services to us in connection with the private financing in October 2006 pursuant to which the registration statement of which this prospectus forms a part is being filed. Listed shares consist of warrants to purchase 198,519 shares of common stock issued as compensation for services provided to us in connection with the October 2006 private placement.

(10) The listed selling security holder is a consultant to the company. The shares which may be issued to this selling security holder are underlying warrants granted pursuant to a consulting agreement entered into with the selling security holder.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Over the Counter Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). We have advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus has been passed upon by Becker & Poliakoff, LLP, New York, New York.

EXPERTS

The consolidated financial statements of Lev Pharmaceuticals, Inc. for the years ended December 31, 2006 and 2005 and the period from July 21, 2003 (inception) to December 31, 2006 incorporated by reference in this prospectus have been audited by Eisner LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated by reference herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents filed with the Commission are incorporated by reference in this prospectus:

•
Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 filed on March 30, 2007, our Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 2007 and June 30, 2007 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•
Our Current Reports on Form 8-K (other than information contained in Current Reports on Form 8-K that is furnished, but not filed) filed on January 17, 2007, January 23, 2007, February 16, 2007, March 14, 2007, March 20, 2007, April 16, 2007, May 31, 2007, July 25, 2007, July 31, 2007, August 15, 2007 and August 20, 2007; and

•	The description of our common stock contained in our Certificate of Incorporation, filed as Exhibit A to our Definitive Information Statement filed with the SEC on January 26, 2005.

We are also incorporating by reference any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed, including those made between the date of filing of the initial registration statement and prior to effectiveness of the registration statement, except for information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K which is not deemed to be filed and not incorporated by reference herein. You may request a copy of any or all of the information incorporated by reference, at no cost, by writing or telephoning us at the following address:

Lev Pharmaceuticals, Inc.
675 Third Avenue, Suite 2200
New York, NY 10017
(212) 682-3096

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference room or website. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information, along with the registration statement, including the exhibits and schedules thereto, may be inspected at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Copies of such material can be obtained from the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by Lev Pharmaceuticals, Inc. in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee (previously paid)	$4,661
Printing Expenses	10,000
Accounting Fees and Expenses	15,000
Legal Fees and Expenses	25,000
Miscellaneous	5,000

Total	$59,661

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the DGCL also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation limits the liability of our directors and provides that our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) breach of a director’s duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or an unlawful stock purchase or redemption, and (iv) any transaction from which a director derives an improper personal benefit. Our Certificate of Incorporation also provides that we shall indemnify our directors to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware. In addition, our bylaws provide that we shall indemnify our directors to the fullest extent authorized under the laws of the State of Delaware. Our bylaws also provide that our Board of Directors shall have the power to indemnify any other person that is a party to an action, suit or proceeding by reason of the fact that the person is an officer or employee of our company.

We have an insurance policy that insures our directors and officers, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act, is permitted for our directors, officers or controlling persons, pursuant to the above mentioned statutes or otherwise, we understand that the SEC is of the opinion that such indemnification may contravene federal public policy, as expressed in the Securities Act, and therefore, is unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any of our directors, officers or controlling persons, and the SEC is still of the same opinion, we (except insofar as such claim seeks reimbursement from us of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by our counsel to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

ITEM 16. EXHIBITS

Exhibit Number	Description
2.1
Agreement and Plan of Merger by and among Fun City Popcorn, Inc., Lev Acquisition Corp. and Lev Pharmaceuticals, Inc., dated November 5, 2004 (incorporated by reference herein to Exhibit 2.1 to Form 8-K filed November 10, 2004).

2.2
Amendment No. 1 to Agreement and Plan of Merger by and among Fun City Popcorn, Inc., Lev Acquisition Corp. and Lev Pharmaceuticals, Inc., dated as of December 8, 2004 (incorporated by reference herein to Exhibit 2.2 to the Form 10-K/SB filed December 29, 2004).

3.1	Certificate of Incorporation (incorporated by reference herein to Exhibit A to the Information Statement on Schedule 14C filed January 26, 2005).

3.2	Bylaws (incorporated by reference herein to Exhibit B to the Information Statement on Schedule 14C filed January 26, 2005).

4.1	2004 Omnibus Incentive Compensation Plan (incorporated by reference herein to Exhibit 4.1 to Form 8-K filed January 4, 2005).

4.2	Form of Investor Warrant issued in connection with May 2005 Private Placement (incorporated by reference herein to Exhibit 4.1 to Form 8-K filed May 9, 2005).

4.3	Form of Agent Warrant issued in connection with May 2005 Private Placement (incorporated by reference herein to Exhibit 4.2 to Form 8-K filed May 9, 2005).

4.4	Warrant issued to Ashton Partners dated March 17, 2004 (incorporated by reference herein to Exhibit 4.4 to Registration Statement on Form SB-2/A filed on October 24, 2005).

4.5	Warrant issued to Lawler Scientific, LLC dated August 9, 2004 (incorporated by reference herein to Exhibit 4.5 to Registration Statement on Form SB-2/A filed on October 24, 2005).

4.6	Form of Warrant issued in connection with October 2006 private placement (incorporated by reference herein to Exhibit 4.1 to Form 8-K filed October 20, 2006).

4.7	Form of Warrant issued January 2006 to certain of the selling security holders.*

4.8	Form of Warrant issued June 2006 to a selling security holder.*

4.9	Form of Warrant issued August 17, 2007 (incorporated by reference herein to Exhibit 4.1 to Form 8-K filed August 15, 2007).

5.1	Opinion of Becker & Poliakoff, LLP*

21.1	Subsidiary of the Registrant (incorporated by reference herein to Exhibit 21.1 to Form 10-KSB filed March 30, 2007).

23.1	Consent of Becker & Poliakoff, LLP (included in Exhibit 5.1).*

23.2	Consent of Eisner LLP.*

24.1	Power of Attorney (included on page II-5 of Registration Statement of Form SB-2 filed on November 15, 2006).

* Filed herewith.

ITEM 17. UNDERTAKINGS

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however,

A. Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

B. Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement; and

C.   Provided further, however, that paragraphs (1(i) and (ii) do not apply if the registration statement is for art offering of asset backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i. If the Registrant is relying on Rule 430B:

A. Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii. If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

  In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on August 24, 2007.

LEV PHARMACEUTICALS, INC.

By:	/s/ Joshua D. Schein
Joshua D. Schein Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Joshua D. Schein Joshua D. Schein	Chief Executive Officer and Director (Principal Executive Officer)	August 24, 2007

/s/ Judson Cooper*	Chairman of the Board, Executive	August 24, 2007
Judson Cooper	Vice President and Secretary

/s/ Douglas J. Beck	Chief Financial Officer	August 24, 2007
Douglas J. Beck	(Principal Financial and Accounting Officer)

/s/ Scott Eagle*	Director	August 24, 2007
Scott Eagle

/s/ Eric I. Richman*	Director	August 24, 2007
Eric I. Richman

/s/ Thomas Lanier*	Director	August 24, 2007
Thomas Lanier

/s/ Dov Elefant	Corporate Controller	August 24, 2007
Dov Elefant

* By: Joshua D. Schein

 Joshua D. Schein
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
2.1
Agreement and Plan of Merger by and among Fun City Popcorn, Inc., Lev Acquisition Corp. and Lev Pharmaceuticals, Inc., dated November 5, 2004 (incorporated by reference herein to Exhibit 2.1 to Form 8-K filed November 10, 2004).

2.2
Amendment No. 1 to Agreement and Plan of Merger by and among Fun City Popcorn, Inc., Lev Acquisition Corp. and Lev Pharmaceuticals, Inc., dated as of December 8, 2004 (incorporated by reference herein to Exhibit 2.2 to the Form 10-K/SB filed December 29, 2004).

3.1	Certificate of Incorporation (incorporated by reference herein to Exhibit A to the Information Statement on Schedule 14C filed January 26, 2005).

3.2	Bylaws (incorporated by reference herein to Exhibit B to the Information Statement on Schedule 14C filed January 26, 2005).

4.1	2004 Omnibus Incentive Compensation Plan (incorporated by reference herein to Exhibit 4.1 to Form 8-K filed January 4, 2005).

4.2	Form of Investor Warrant issued in connection with May 2005 Private Placement (incorporated by reference herein to Exhibit 4.1 to Form 8-K filed May 9, 2005).

4.3	Form of Agent Warrant issued in connection with May 2005 Private Placement (incorporated by reference herein to Exhibit 4.2 to Form 8-K filed May 9, 2005).

4.4	Warrant issued to Ashton Partners dated March 17, 2004 (incorporated by reference herein to Exhibit 4.4 to Registration Statement on Form SB-2/A filed on October 24, 2005).

4.5	Warrant issued to Lawler Scientific, LLC dated August 9, 2004 (incorporated by reference herein to Exhibit 4.5 to Registration Statement on Form SB-2/A filed on October 24, 2005).

4.6	Form of Warrant issued in connection with October 2006 private placement (incorporated by reference herein to Exhibit 4.1 to Form 8-K filed October 20, 2006).

4.7	Form of Warrant issued January 2006 to certain of the selling security holders.*

4.8	Form of Warrant issued June 2006 to a selling security holder.*

4.9	Form of Warrant issued August 17, 2007 (incorporated by reference herein to Exhibit 4.1 to Form 8-K filed August 15, 2007).

5.1	Opinion of Becker & Poliakoff, LLP*

21.1	Subsidiary of the Registrant (incorporated by reference herein to Exhibit 21.1 to Form 10-KSB filed March 30, 2007).

23.1	Consent of Becker & Poliakoff, LLP (included in Exhibit 5.1).*

23.2	Consent of Eisner LLP.*

24.1	Power of Attorney Power of Attorney (included on page II-5 of Registration Statement of Form SB-2 filed on November 15, 2006).

* Filed herewith.